Exhibit 99.1

ADM completes previously announced secondary block trade of a portion of Wilmar ownership

•	ADM plans to retain at least a 20 percent strategic ownership stake in Wilmar

•	Use of proceeds to include potential bolt-on acquisitions and opportunistic return of capital

CHICAGO, Aug. 23, 2020—ADM (NYSE: ADM) today announced that it has completed its previously announced secondary block trade of approximately $550M in Wilmar ordinary shares.

“We are exceptionally pleased with our longstanding relationship with Wilmar,” said ADM Chairman and CEO Juan Luciano. “This transaction provides ADM with additional capital while retaining that strong relationship. We have no plans to sell additional Wilmar shares, and look forward to continuing our partnership for years to come.”

Wilmar—Asia’s leading agribusiness and packaged food oils company—is a strategic partner and one of ADM’s largest customers. ADM first partnered with Wilmar and its affiliated companies in the early 1990s when they jointly built a network of soybean processing operations in China, and ADM has been a significant investor in Wilmar since 1994. Today, Wilmar is a key component of ADM’s strategy in emerging markets, including Asia Pacific; an important trade partner; and co-owner of joint venture Olenex, a major European provider of specialty oils.

ADM expects to use the net proceeds from the transaction for general corporate purposes, which may include, without limitation, meeting its working capital requirements; funding its capital expenditures and possible acquisitions of, or investments in, business and assets; and acquiring outstanding shares of ADM common stock as part of its publicly announced stock repurchase program. ADM will retain at least a 20 percent equity investment in Wilmar.

The Wilmar ordinary shares sold pursuant in the transaction have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) absent registration or an applicable exemption from registration requirements.

Nothing in this announcement constitutes an offer to sell, or a solicitation of an offer to buy, securities in the United States or any other jurisdiction in which such offer or solicitation would be unlawful.

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this announcement. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

At ADM, we unlock the power of nature to provide access to nutrition worldwide. With industry-advancing innovations, a complete portfolio of ingredients and solutions to meet any taste, and a commitment to sustainability, we give customers an edge in solving the nutritional challenges of today and tomorrow. We’re a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Our breadth, depth, insights, facilities and logistical expertise give us unparalleled capabilities to meet needs for food, beverages, health and wellness, and more. From the seed of the idea to the outcome of the solution, we enrich the quality of life the world over. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: Corporate release